As filed with the Securities and Exchange Commission on August 28, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Assembly Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-8729264
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

331 Oyster Point Blvd., Fourth Floor South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

Assembly Biosciences, Inc. 2018 Stock Incentive Plan

Assembly Biosciences, Inc. 2020 Inducement Award Plan

(Full title of the plan)

Jason A. Okazaki

Chief Legal and Business Officer

Assembly Biosciences, Inc.

331 Oyster Point Blvd., Fourth Floor
South San Francisco, California 94080

(Name and address of agent for service)

(833) 509-4583

(Telephone number, including area code, of agent for service)

Copies to:

P. Michelle Gasaway, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grant Avenue, Suite 3400

Los Angeles, California 90071

(213) 687-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share(2)	1,600,000	$21.02	$33,632,000(4)	$4,365.43
Common Stock, $0.001 par value per share(3)	800,000	$21.02	$16,816,000(4)	$2,182.72
Total	2,400,000		$50,448,000	$6,548.15

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the Securities Act), this registration statement (the Registration Statement) shall also cover an indeterminate number of shares that may become issuable under (a) the Assembly Biosciences, Inc. 2018 Stock Incentive Plan or (b) the Assembly Biosciences, Inc. 2020 Inducement Award Plan, in each case by reason of any stock dividend, stock split or similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)	Represents shares of common stock issuable under the Assembly Biosciences, Inc. 2018 Stock Incentive Plan.
(3)	Represents shares of common stock issuable under the Assembly Biosciences, Inc. 2020 Inducement Award Plan.
(4)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price is calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low sale prices of the Registrant’s common stock as reported by The Nasdaq Global Select Market on August 25, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act of 1933, as amended (the Securities Act). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the Commission), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by Assembly Biosciences, Inc. (the Company or the Registrant), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the Exchange Act), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

•

the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 4, 2020 (including, for the avoidance of doubt, the information specifically incorporated by reference in the Company’s Form 10-K from the Company’s Definitive Proxy Statement for the 2020 Annual Meeting of Stockholders, filed with the Commission on April 27, 2020);

•	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed with the Commission on May 8, 2020 and August 5, 2020, respectively;
•	our Current Reports on Form 8-K filed with the SEC on January 3, 2020, February 11, 2020, June 16, 2020, June 18, 2020, July 20, 2020 and August 27, 2020; and
•

the description of the Company’s common stock in the Company’s Registration Statement on Form 8-A (File No. 001-35005) filed with the Commission on December 10, 2010, including any amendment or report filed by the Company for the purpose of updating such description, including Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 4, 2020.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of common stock registered hereunder have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Item 2.02 or 7.01 or any related item 9.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may request a copy of these filings, at no cost, by writing or telephoning the Company at:

331 Oyster Point Blvd., Fourth Floor

South San Francisco, California 94080

Telephone: (833) 509-4583

Attn: Corporate Secretary

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Company has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

None.

Item 6.Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the DGCL) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee, or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal.

Section 145 of the DGCL also gives a corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The Company’s Amended and Restated Bylaws provide that:

•

the Company shall indemnify its directors, officers and, in the discretion of its board of directors, certain employees and agents to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

the Company shall advance reasonable expenses, including attorneys’ fees, to its directors and officers in connection with legal proceedings relating to their service for or on behalf of the Company, subject to limited exceptions.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Company maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

The Company has adopted provisions in the Company’s certificate of incorporation that limit or eliminate the personal liability of the Company’s directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL; or
•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

The Company has obtained liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of our company.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

See the Exhibit Index on the page immediately preceding the signatures to this Registration Statement for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.Undertakings.

(a)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1

Fifth Amended and Restated Certificate of Incorporation of Assembly Biosciences, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on June 16, 2020).

4.2

Amended and Restated Bylaws of Assembly Biosciences, Inc., as amended on June 12, 2020 (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on June 16, 2020).

4.3

Specimen Common Stock Certificate of Assembly Biosciences, Inc. (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-3 filed with the Commission on December 30, 2015).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Assembly Biosciences, Inc. 2018 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on June 1, 2018).

99.2

Amendment No. 1 to Assembly Biosciences, Inc. 2020 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on May 21, 2019).

99.3

Omnibus Amendment to Assembly Biosciences, Inc. Stock Incentive Plans (incorporated by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 7, 2020).

99.3

Amendment No. 3 to Assembly Biosciences, Inc. 2020 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on June 16, 2020).

99.4	Assembly Biosciences, Inc. 2020 Inducement Award Plan (incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 7, 2020).

99.5

Form of Notice of Stock Option Grant and Stock Option Agreement under the Assembly Biosciences, Inc. 2020 Inducement Award Plan (incorporated by reference to Exhibit 10.4 of the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 7, 2020).

99.6

Form of Restricted Stock Unit Award Notice Restricted Stock Unit Award Agreement under the Assembly Biosciences, Inc. 2020 Inducement Award Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 7, 2020).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on August 28, 2020.

Assembly Biosciences, Inc.

By:	/s/ John G. McHutchison, A.O., M.D.
John G. McHutchison, A.O., M.D.
Chief Executive Officer and President

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Assembly Biosciences, Inc., hereby severally constitute and appoint John G. McHutchison, A.O., M.D., Thomas J. Russo and Jason A. Okazaki, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him/her and in his/her name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on August 28, 2020 in the capacities indicated.

Signature	Title

/s/ John G. McHutchison, A.O., M.D.	Director, Chief Executive Officer and President (Principal Executive Officer)
John G. McHutchison, A.O., M.D.

/s/ Thomas J. Russo	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Thomas J. Russo

/s/ William R. Ringo, Jr.	Chairman of the Board
William R. Ringo, Jr.

/s/ Anthony E. Altig	Director
Anthony E. Altig

/s/ Richard D. DiMarchi, Ph.D.	Director
Richard D. DiMarchi, Ph.D.

/s/ Myron Z. Holubiak	Director
Myron Z. Holubiak

/s/ Helen S. Kim	Director
Helen S. Kim

/s/ Alan J. Lewis, Ph.D.	Director
Alan J. Lewis, Ph.D.

/s/ Susan Mahony, Ph.D.	Director
Susan Mahony, Ph.D.